Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael Sayre President and CEO (614) 748-1150

PDSi Announces Resignation of Chief Financial Officer

COLUMBUS, Ohio – (January 8, 2008) Pinnacle Data Systems Inc. (PDSi) (AMEX: PNS) announced today that George Troutman has resigned as Chief Financial Officer, Treasurer, and Corporate Secretary, effective February 4, 2008. He has accepted a position with similar financial responsibilities at a private company.

Michael R. Sayre, President and CEO, stated, “We wish George continued success in his new position. Since joining PDSi in 2005, he helped to build a stronger financial organization and contributed to initiatives that positioned the company for improved performance. He has been a great asset to the company. A professional search has been initiated for his successor and we look forward to completing that process in a timely manner.”

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at www.pinnacle.com.

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